Calculation of Filing Fee Tables
S-8
PDF SOLUTIONS INC
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock	Other	3,059,126	$ 28.49	$ 87,154,499.74	0.0001476	$ 12,864.00
2	Equity	Common Stock	Other	200,000	$ 24.22	$ 4,844,000.00	0.0001476	$ 714.97
Total Offering Amounts:						$ 91,998,499.74		$ 13,578.97
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 13,578.97
Offering Note
[1]	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement on Form S-8 shall also cover any additional shares of the common stock, $0.00015 par value per share (the "Common Stock"), of PDF Solutions, Inc. (the "Registrant") that become issuable under the PDF Solutions, Inc. Ninth Amended and Restated 2011 Stock Incentive Plan (the "2011 Plan") and the PDF Solutions, Inc. First Amended and Restated 2021 Employee Stock Purchase Plan (the "ESPP"), by reason of any stock dividend, stock splits, reverse stock splits, recapitalizations, reclassifications, mergers, split-ups, reorganizations, consolidations and other capital adjustments effected without receipt of consideration that increases the number of outstanding shares of Common Stock. Represents (i) 3,050,000 shares of the Registrant's Common Stock authorized for issuance under the 2011 Plan, which was approved by the Registrant's stockholders on June 14, 2022, June 13, 2023 and June 18, 2024 and (ii) 9,126 shares that were (a) previously issued under the Registrant's 2001 Stock Option Plan (the "2001 Plan") that were forfeited or withheld by the Registrant or (b) subject to awards previously issued under the 2001 Plan that expired or terminated without having been exercised or settled in full, which were in each case reserved for issuance under the 2011 Plan pursuant to the terms of the 2011 Plan. Estimated in accordance with Rules 457(c) and (h) of the Securities Act, solely for the purpose of calculating the registration fee. The proposed maximum offering price per share is equal to $28.4850, which was computed by averaging the high and low prices of a share of the Registrant's Common Stock as reported on the Nasdaq Global Market on August 5, 2024.

[2]	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement on Form S-8 shall also cover any additional shares of the common stock, $0.00015 par value per share (the "Common Stock"), of PDF Solutions, Inc. (the "Registrant") that become issuable under the PDF Solutions, Inc. Ninth Amended and Restated 2011 Stock Incentive Plan (the "2011 Plan") and the PDF Solutions, Inc. First Amended and Restated 2021 Employee Stock Purchase Plan (the "ESPP"), by reason of any stock dividend, stock splits, reverse stock splits, recapitalizations, reclassifications, mergers, split-ups, reorganizations, consolidations and other capital adjustments effected without receipt of consideration that increases the number of outstanding shares of Common Stock. Represents 200,000 shares of Common Stock authorized for issuance under the ESPP, which was approved by the Registrant's stockholders on June 18, 2024 Estimated in accordance with Rules 457(c) and (h) of the Securities Act, solely for the purpose of calculating the registration fee. The proposed maximum offering price per share is equal to 85% of $28.4850, which was computed by averaging the high and low prices of Common Stock as reported on the Nasdaq Global Market on August 5, 2024. Pursuant to the ESPP, the purchase price of the shares of common stock reserved for issuance thereunder will be 85% of the lower of (a) the fair market value per share of common stock on the first day of the offering period and (b) the fair market value on the last day of the offering period